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          Greg Rosenstein                    Cathy Green
          Manager of Investor Relations      Chief Financial Officer
          (318)  234-4590                    (318) 234-4590
          _________________________________________________________________


          FOR IMMEDIATE RELEASE
          TUESDAY, JULY 16, 1996


               SUBSEA SERVICES INDUSTRY VETERAN RODNEY W. STANLEY NAMED
                        SENIOR VICE PRESIDENT OF AMERICAN OILFIELD DIVERS



               Lafayette,  LA  -  American  Oilfield  Divers, Inc. (NASDAQ:
          DIVE) announced today that its Board of Directors named Rod Stanley to the newly created position of Senior Vice President-International Operations.

               Stanley will be responsible for, among other things, the daily management of American International Diving, Ltd., Tarpon Systems, Inc. and American Pollution Control, Inc.

               "Rod possesses the unique combination of operations and management experience in diving, remotely operated vehicles and general underwater services, " said George C. Yax, AOD's Chairman of the Board, Chief Executive Officer and President. "That combination, coupled with Rod's broad experience in many international markets, will go a long way in our efforts to expand our international presence for the aforementioned subsidiaries, and the Company in general. Rod is a capable and decisive manager with strong leadership skills and we're excited about adding him to our management team."

               Stanley brings to AOD more than 30 years of experience in the diving, ROV and underwater services industries, beginning his career in 1963 as one of the first professional divers in Australia. He spent the next three decades in increasingly more responsible international, entrepreneurial and management positions.

               From  1995-96,   Stanley   served  as  President  and  Chief
          Executive Officer of Hard Suits, Inc., a Vancouver, Canada based one atmospheric diving suit manufacturer. Stanley reorganized the company, expanded its international presence and secured several contracts with oil and as industry customers.

               Prior to joining Hard Suits, Stanley spent 10 years at Sonsub, a provider of specialist subsea engineering and heavy work class ROV services which he founded after a management buyout of a Sonat Inc. subsidiary in 1986. As president, Stanley initiated strategy to refinance the company and expand its operations into the Southeast Asia, North Sea and other international offshore construction markets. Stanley remained as president of Sonsub until 1995 after negotiating the sale of the company to the Italian corporation E.N.I. in 1992.

               From 1969-84, Stanley worked his way up the diving ranks of Divcon International and its successor, Oceaneering International. He started as a diving superintendent with Divcon in 1969, and ended his tenure with Oceaneering as Regional director - Underwater and Marine for the Asia Pacific Region. While at Oceaneering, Stanley also held management positions in operations and sales.

               American Oilfield Divers, Inc., is a leading provider of diving services, subsea products, marine construction and environmental services to the offshore oil and gas industry, primarily in the U.S. Gulf of Mexico, U.S. West Coast, internationally and to certain U.S. inland customers.

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